UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

June 2, 2009
Date of report (Date of earliest event reported)

C2 GLOBAL TECHNOLOGIES INC.
(Exact Name of Registrant as Specified in its Charter)

FLORIDA
(State or Other Jurisdiction of
Incorporation or Organization)

0-17973	59-2291344
(Commission File No.)	(I.R.S. Employer Identification No.)

 40 King Street West, Suite 3200, Toronto, Ontario, Canada, M5H 3Y2
(Address of Principal Executive Offices)

(416) 866 3000
(Registrants Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On June 2, 2009 Counsel RB Capital LLC (“Counsel RB”), a majority-owned subsidiary of C2 Global Technologies Inc. (the “Company”), completed its acquisition of Greystone Private Equity LLC (“Greystone”), a subsidiary of Greystone & Co. Holdings LLC (“Greystone Holdings”), for approximately US$5.9 million. The foregoing acquisition was accomplished by entering into a certain LLC Membership Interest Purchase Agreement, dated as of May 28, 2009, by and between Counsel RB and Greystone Holdings (the “Agreement”), for the purpose of acquiring Greystone’s assets, including real estate, equipment, machinery and accounts receivable.  The real estate, equipment and machinery are held for sale and Counsel RB expects to monetize them in the near future. The purchase price for the acquisition, being approximately US $5.9 million, was payable in the following manner: (a) cash payments of approximately US $2.9 million were paid to or credited by Greystone Holdings on the closing date; and (b) the remaining balance of approximately US $3.0 million was comprised of (i) the Note (as defined below) in the principal amount of  approximately US $1.36 million, (ii) the Credit Facility (as defined below) in the amount of approximately US $1.4 million and (iii) assumption of debt in the amount of US $0.2 million, as also described below, under Item 2.03, which disclosure is incorporated herein by reference.

Item 2.03.	Creation of Direct Financial Obligations.

In connection with the acquisition discussed in Item 2.01 above, which disclosure is incorporated herein by reference, Counsel RB issued a promissory note with a principal amount of approximately $1.36 million (the “Note”) to Greystone Holdings. The Note bears interest at 6% annually, with both principal and interest payable one year from the date of the issuance of the Note. Counsel RB may pre-pay the Note in full at any time, without penalty.  If any payment required under the Note is not paid when due, or if any default under the Note occurs, the entire principal amount and accrued but unpaid interest will become immediately due and payable at the option of the holder of the Note.

Concurrently with the transaction discussed in Item 2.01 above, Counsel RB arranged a revolving credit facility (the “Credit Facility”) with Israel Discount Bank of New York under the terms and provisions of a certain Loan and Security Agreement, dated as of June 2, 2009 (the “Loan Agreement”),  in order to finance the acquisition of eligible equipment for purposes of resale.  The Credit Facility bears interest at the greater of prime rate + 1.5%, or 5%, matures one year from the date of closing of the acquisition, and has an initial balance of approximately US $1.4 million. The maximum borrowing available under the Credit Facility, exclusive of the initial balance, is US $7.5 million, subject to Counsel RB maintaining a 1:2 ratio of capital funds, i.e. the sum of the Company’s tangible net worth plus subordinated indebtedness, as defined in the Loan Agreement, to the outstanding balance. The amount of any advance is determined based upon the value of the eligible assets being acquired.  The Note, the Credit Facility and the assumed debt have been guaranteed by both the Company and its parent, Counsel Corporation.

The Agreement, the Loan Agreement, the Note and the Credit Facility contain other terms and provisions customary for agreements of this nature.  The above referenced descriptions of the foregoing agreements are qualified in their entirety by reference to the complete agreements.

Section 8 – Other Events

Item 8.01 Other Events

On June 3, 2009 the Company and Counsel Corporation issued a press release describing the above events.  This release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Exhibits.

Exhibit No.	Title

99.1	Press release dated June 3, 2009.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

C2 Global Technologies Inc.

Date: June 8, 2009	By:	/s/ Stephen A. Weintraub
Name: Stephen A. Weintraub
Title: Chief Financial Officer and Corporate Secretary